Exhibit 99.1

Biomea Fusion Presents New Preclinical Data at the European Association for the Study of Diabetes (EASD) Annual Meeting Describing BMF-219’s Potential as a Novel, Oral, Long-Acting Treatment for Type 2 Diabetes

September 20, 2022, at 2:45 AM PDT

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Menin, a transcriptional scaffold protein, regulates pancreatic beta cell homeostasis; inhibiting menin function with BMF-219 increased beta cell function in a preclinical animal model, driving an improvement in glycemic control and insulin sensitivity.

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New data presented in a Short Oral Discussion, at EASD in Stockholm, Sweden, highlights the ability of BMF-219, a covalent menin inhibitor, to restore normal HOMA-B, a measure of pancreatic beta cell function, over 4-weeks of treatment in the Zucker Diabetic Fatty (ZDF) Rat model of type 2 diabetes

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BMF-219 significantly lowered HbA1c compared to active control, liraglutide, -3.5% vs -1.7%, respectively. BMF-219 also outperformed liraglutide in reducing fasting glucose, fasting insulin, total cholesterol and triglycerides; furthermore, BMF-219 treatment resulted in a substantive weight loss

•	Biomea remains on track to file an IND to study BMF-219 in patients with Type 2 Diabetes in the second half of 2022

REDWOOD CITY, California, September 20, 2022 (GLOBE NEWSWIRE) — Biomea Fusion, Inc. (Nasdaq: BMEA), a clinical-stage biopharmaceutical company dedicated to discovering and developing novel covalent small molecules to treat and improve the lives of patients with genetically defined cancers and metabolic diseases, presented today “Oral menin inhibitor, BMF-219, displays a significant and durable reduction in HbA1c in a type 2 diabetes rat model”, the first of two oral presentations at the EASD Annual Meeting.

These data further support BMF-219’s potential as an oral, long-acting, disease-modifying treatment for type 2 diabetes. The short oral discussion presentation can be viewed on Biomea’s website at https://biomeafusion.com/publications.

“Today we reported new data demonstrating BMF-219’s ability to improve HOMA-B scores to the range of normal pancreatic beta cell function with 4-week oral treatment in the ZDF rat model of type 2 diabetes. This data provides mechanistic support that the durable glycemic control and significant reduction of HbA1c achieved by BMF-219 is the result of improved beta cell function,” said Priyanka Somanath, Biomea’s Associate Director of Translational Research.

“Our approach with BMF-219 represents a potential paradigm shift in the way patients with Type 2 Diabetes are treated. By reestablishing the pool of beta cells, BMF-219 could provide patients with durable glycemic control with a short-term oral treatment. We believe the preclinical results presented today highlight two features of BMF-219’s novel mechanism, reactivation and preservation of beta cells in an insulin resistant diabetes model. We are excited by the translational possibility of BMF-219 to reverse beta cell depletion and potentially restore the body’s own ability to produce insulin and elicit beneficial weight loss in the setting of type 2 diabetes.”, said Thomas Butler, Chief Executive Officer and Chairman of the Board.

Biomea’s second accepted abstract “Oral long-acting menin inhibitor normalizes type 2 diabetes in two rat models” will be presented during the session ‘OP 33 Therapy Outside the Box’ on Thursday, September 22 at 15:30-15:45 CEST.

About Menin in Diabetes

Loss of functional beta-cell mass is a core component of the natural history in both types of diabetes — type 1 diabetes (mediated by autoimmune dysfunction) and type 2 diabetes (mediated by metabolic dysfunction). Beta-cells are found in the pancreas and are responsible for the synthesis and secretion of insulin. Insulin is a hormone that helps the body use glucose for energy and helps control blood glucose levels. In patients with diabetes, beta-cell mass and function are diminished, leading to insufficient insulin secretion and hyperglycemia. Menin is thought to act as a brake on beta-cell turnover / beta-cell growth, supporting the notion that inhibition of menin could lead to the regeneration of normal healthy beta-cells. Based on these and other scientific findings, Biomea is exploring the potential for menin inhibition as a viable therapeutic approach to permanently halt or reverse progression of type 2 diabetes.

About Biomea Fusion

Biomea Fusion is a clinical stage biopharmaceutical company focused on the discovery and development of covalent small molecules to treat patients with genetically defined cancers and metabolic diseases. A covalent small molecule is a synthetic compound that forms a permanent bond to its target protein and offers a number of potential advantages over conventional non-covalent drugs, including greater target selectivity, lower drug exposure, and the ability to drive a deeper, more durable response. The company is utilizing its proprietary FUSION™ System to advance a pipeline of covalent-binding therapeutic agents against key oncogenic drivers of cancer and metabolic diseases. Biomea Fusion’s goal is to utilize its capabilities and platform to become a leader in developing covalent small molecules in order to maximize the clinical benefit when treating various cancers and metabolic diseases.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact, including statements regarding our cash runway, the clinical and therapeutic potential of our product candidates and development programs, including BMF-219, the potential of BMF-219 as a treatment for various types of cancer and diabetes, our research, development and regulatory plans, including our pursuit of BMF-219 in metabolic diseases, our plans to submit an IND application for BMF-219 in type 2 diabetes, and the timing of such events, may be deemed to be forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and are making this statement for purposes of complying with those safe harbor provisions.

Any forward-looking statements in this press release are based on our current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including the risk that we may encounter delays or unforeseen results in preclinical development, IND-filing and acceptance, patient enrollment and in the initiation, conduct and completion of our planned clinical trials and other research, development and regulatory activities. These risks concerning Biomea Fusion’s business and operations are described in additional detail in its periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent periodic report filed with the SEC and subsequent filings thereafter. Biomea Fusion explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact:

Sasha Blaug

SVP Corporate Development

sb@biomeafusion.com

(650) 460-7759